UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2007
Commission file number: 001-13337
STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1598949

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9400 East Market Street, Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)
(330) 856-2443

Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Stoneridge, Inc.’s (the “Company”) PST Industria Eletronica da Amazonia Ltda. (“PST”) joint venture filed certain financial information with the Brazilian Securities Commission (Comissao de Valores Mobiliarios).
The Company currently holds a 50% equity interest in PST. PST is a Brazilian electronic components business that specializes in electronic vehicle security devices. The investment in PST is accounted for under the equity method of accounting and the investment in PST was $31,636 and $21,616 at September 30, 2007 and December 31, 2006, respectively. The filing in Brazil included PST’s results for the nine months ended September 30, 3007.
Condensed financial information for PST is as follows:

		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$36,278	$24,598	$94,908	$66,612
Cost of sales	$16,704	$12,095	$44,210	$33,433

Total pre-tax income	$7,462	$4,381	$17,827	$12,206
The Company’s share of pre-tax income	$3,731	$2,191	$8,914	$6,103
The Company’s equity in earnings of PST for the three months ended September 30, 2007 was $3,401.
The Company will broadcast its third-quarter 2007 earnings conference call live over the Internet on Friday, November 2, 2007 at 11 a.m. Eastern time with President and Chief Executive Officer, John Corey; Executive Vice President and Chief Financial Officer, George Strickler; and Director of Corporate Finance and Investor Relations, Greg Fritz. This webcast can be accessed through the Company’s Web site, www.stoneridge.com. The webcast is also being distributed over CCBN’s Investor Distribution Network. Individual investors can listen to the webcast at www.fulldisclosure.com. Institutional investors can access the webcast via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: October 24, 2007	/s/ George E. Strickler

George E. Strickler, Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)